Exhibit 8.1

A. Timothy Scott

Senior Vice President and Tax Counsel of Public Storage, Inc.

701 Western Ave. ♦ Glendale, CA 91201

(818) 244-8080 x286 (voice)

(818) 548-9288 (fax)

February 12, 2003

PS Partners IV, Ltd.,

A California Limited Partnership

701 Western Avenue

Glendale, California 91201

Re: Merger Transaction Tax Opinion

Ladies & Gentlemen:

As Senior Vice President and Tax Counsel of Public Storage, Inc. (“PSI”), I have examined the registration statement on Form S-4 expected to be filed by PSI with the Securities and Exchange Commission on or about the date of this opinion (the “Registration Statement”). Unless otherwise defined in this opinion letter, capitalized terms used below have the same meaning as set forth in the Registration Statement. The Registration Statement serves as the definitive information statement relating to PSI’s acquisition of the interests held by the public limited partners of PS Partners IV, Ltd., a California Limited Partnership (“Partners IV”), pursuant to a proposed merger of PS Partners IV Merger Co., Inc. (“Merger Sub,” which is a second tier subsidiary of PSI) with and into Partners IV (the “Merger”). In the Merger, each Partners IV partnership unit (other than the partnership units held by PSI and its subsidiaries) will be converted into the right to receive PSI common stock with a value of $442, or at the election of a limited partner, the same amount in cash. PSI is a general partner of Partners IV and now owns indirectly approximately 59% of the outstanding limited partnership interests in Partners IV.

In connection with your participation in the Merger, you have requested my opinion that: (1) the discussion in the Registration Statement under the heading “Federal Income Tax Considerations” describes the material federal income tax considerations to the public limited partners as a result of the merger and as a result of the subsequent ownership of PSI common stock for limited partners that do not make a cash election, and (2) PSI has been organized and operated so as to meet the requirements for qualification as a real estate investment trust (“REIT”) as defined in Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”) for each of its three most recently completed fiscal years (2000, 2001 and 2002) and that its organization and proposed method of operation should enable it to continue to meet those requirements.

In preparing this opinion, I examined such documents as I considered necessary or appropriate for purposes of issuing this opinion, including the Registration

PS Partners IV, Ltd.

701 Western Avenue

Glendale, California 91201

Statement (including related appendices and exhibits, such as the Agreement and Plan of Reorganization dated as of December 18, 2002 between PSI, Merger Sub, and Partners IV); and PSI’s Restated Articles of Incorporation.

I also relied upon certain representations, including representations set forth in a certificate of an officer of PSI regarding the assets, operations and activities of PSI in the past and as to the contemplated assets, operations and activities of PSI in the future. I have assumed that each representation and all other information that I reviewed is true and correct in all material respects and will remain true and correct, that representations or statements made to the knowledge of any person are correct without that or any similar qualification, that all obligations imposed by any documents on the parties have been or will be performed, and that the Registration Statement and the other information fairly describes the past and expected future actions of the parties as relevant to this opinion. I have not made an independent investigation of the accuracy or completeness of those matters. For example, I have not undertaken to review and determine whether each limited partnership or limited liability company in which PSI owns an interest properly has been classified as a “partnership” for federal income tax purposes. Instead, I have relied upon representations as to the status of these entities for federal income tax purposes. If any one or more of these entities were to be classified as an association taxable as a corporation for federal income tax purposes, that might preclude PSI from qualifying as a REIT for federal income tax purposes and therefore could have a material adverse impact on this opinion.

Based on the facts and representations and subject to the assumptions, qualifications and limitations referred to in this letter and in the Registration Statement, I am of the opinion that:

(1)    the discussion in the Registration Statement under the heading “Federal Income Tax Considerations” describes the material federal income tax considerations to the public limited partners as a result of the merger and as a result of the subsequent ownership of PSI common stock for limited partners that do not make a cash election, and

(2)    PSI has been organized and operated so as to meet the requirements for qualification as a REIT as defined in Code Sections 856 to 860 for each of its three most recently completed fiscal years (2000, 2001 and 2002) and its organization and proposed method of operation should enable it to continue to meet those requirements.

PSI’s qualification and taxation as a REIT depends upon both PSI’s satisfaction in the past, and PSI’s ability to meet on a continuing basis in the future,

PS Partners IV, Ltd.

701 Western Avenue

Glendale, California 91201

through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the levels of distributions to shareholders, the diversity of its stock ownership, and the lack of C corporation earnings and profits. I have relied upon factual representations with respect to these matters, including representations relating to certain entities that are owned by or have been acquired by PSI. I did not directly investigate the underlying facts, or otherwise review or audit the representations made concerning PSI’s compliance with the applicable requirements, nor will I review PSI’s compliance with those requirements on continuing basis.

This opinion is based on my interpretation of the federal income tax laws of the United States of America as they exist on the date of this letter and does not cover any state, local or foreign tax issues. I express no opinion regarding any tax or other issues except as is specifically set forth above. The federal income tax laws, the regulations, and the judicial and administrative interpretation and application of those laws are subject to change at any time. Some issues under existing law that could significantly affect this opinion have not been authoritatively addressed by the IRS or the courts. Of course, any developments or changes in the law, including those reflected in future regulations, court decisions or administrative pronouncements, may affect the conclusions set forth in this letter, perhaps on a retroactive basis. This opinion is also expressly conditioned upon the truth and accuracy of the representations, warranties, assumptions, and facts upon which I have relied in issuing this opinion.

This opinion represents my legal judgment as to the matters set forth above. An opinion of counsel does not have any binding effect and is not a guarantee that the IRS will agree with the assumptions, analysis, or conclusions of counsel. Neither PSI nor Partners IV has requested or will request any ruling from the IRS about any issues presented by the Merger. The IRS may assert contrary positions, and a court may sustain such a contrary position if asserted by the IRS.

This opinion has been prepared for your use in connection with your participation in the Merger and the related filing of the Registration Statement. I disclaim any obligation to advise you of any change of law that occurs, or any facts of which I become aware, after the date of this opinion.

I consent to the reference to me under the caption “Legal Opinions” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement or amendments to the Registration Statement. In giving this consent, however, I do not admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

PS Partners IV, Ltd.

701 Western Avenue

Glendale, California 91201

Very truly yours,

/s/ A. Timothy Scott

A. Timothy Scott